Exhibit 99.1

FOR IMMEDIATE RELEASE

                SURGE COMPONENTS RECEIVES NASDAQ DELISTING NOTICE

            DEER PARK, NY -- August 10, 2001 -- Surge Components, Inc. (NASDAQ
SC: SPRS; Boston Stock Exchange: SRD) today announced that it has received a notice that the staff of The Nasdaq Stock Market had determined to delist the Company's common stock from quotation on The Nasdaq Stock Market. The delisting was to have been effective on August 14, 2001 unless the Company appealed prior to such date, which it has. The Staff stated that its decision was based principally upon the public interest concerns raised by Surge's involvement in the previously disclosed "questionable payments," the refusal by two of Surge's top executives to respond directly to questions from the Staff, and Surge's current inability to meet certain of the quantitative continued listing criteria under Nasdaq's Marketplace Rules, including the net worth and per share stock price requirements. As noted above, the Company has determined to appeal the Staff's determination to the Nasdaq Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company's request for continued listing. The common stock will continue to trade on Nasdaq until the appeal has been decided.

The effects of delisting include more limited information as to the market prices of the Company's common stock, less liquidity for the common stock and less news coverage of the Company. Delisting may adversely affect investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing.

Ira Levy, President of Surge, stated:

"We believe we have been treated unfairly by Nasdaq and have determined to appeal. We voluntarily reported the questionable payments, have undertaken our own investigation and have taken steps to ensure such payments are not made in the future. As to the quantitative tests, our net worth exceeds the minimum requirements based on the conversion of our notes into equity since the last reported quarter and the concern as to stock price could be addressed by a reverse stock split, which we are considering. Also, certain of our directors have indicated that they intend to purchase our common stock in the open market in light of their belief that it undervalued.

It would be unfortunate if Nasdaq delists us, but it will not affect our core business which is positioned for a favorable fiscal 2002."

About the Company

Surge Components, Inc. is a supplier of electronic products and components. These products include capacitors and discrete components. The Company's products are typically utilized in the electronic circuitry of diverse products, including automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and smoke detectors. Surge's products are sold to both original equipment manufacturers and to distributors of Surge's product lines.


                                     (more)
                                *****************

The Company's Challenge/Surge, Inc. subsidiary engages in the electronic components and products broker distribution business. Challenge purchases name brand electronic components and products, typically from domestic manufacturers and authorized distributors, to fill specific customer orders. These devices are typically utilized in a number of diverse products, including automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and smoke detectors. Challenge purchases these components and products in the open market on the best available terms and generally keeps small inventories. Challenge's revenues are principally derived from the mark-up on the sale of these products. During the latter part of 1999, Challenge began selling new audible product lines which require maintaining higher inventory levels for these speaker, fan and buzzer products. Challenge has added sales representative organizations throughout the United States, as well as some distributors, to help develop this new line of business.

Safe Harbor Statement

This press release contains "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Potential risks and uncertainties include, among other things, such factors as: the Company's business strategies and future plans of operations; general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which the Company operates; the Company's historical losses; the decline in sales by the Company's Challenge subsidiary due to the current surplus of electronic component parts in the broker distributor market; the competitive environments within the electronic components industry; the Company's ability to raise additional capital, if and as needed; the cost-effectiveness of the Company's product development activities; political and regulatory matters affecting the foreign countries in which the Company operates or purchases goods and materials; and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC. The forward-looking statements made in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

For more information contact Ira Levy, President, Surge Components, Inc., 95 E. Jefryn Boulevard, Deer Park, NY 11729, phone (631) 595-1818, fax (631) 595-1283.

                                      ####